CONSULTING AGREEMENT AND MUTUAL GENERAL RELEASE

THIS CONSULTING AGREEMENT AND MUTUAL GENERAL RELEASE (this “Agreement”) is dated as of October 2, 2013 and entered into by and between Louis Bélanger-Martin, for himself and his heirs, successors and assigns (collectively, “Executive”), and Global Eagle Entertainment Inc., a Delaware corporation (the “Company”). Executive and the Company shall sometimes be referred to in this Agreement, individually, as a “party,” and, collectively, as the “parties.”

RECITALS

A.          Executive served as the Chief Executive Officer of Advanced Inflight Alliance AG, a German corporation and majority owned subsidiary of the Company (“AIA”), pursuant to the terms of that certain Executive Employment Agreement dated December 21, 2012 by and between Executive and AIA (the “Employment Agreement”).

B.           On August 28, 2013 Executive and AIA entered into that certain Termination Agreement (the “Termination Agreement”) whereby Executive resigned as the Chief Executive Officer of AIA, effective as of August 31, 2013 (the “Resignation Date”).

C.           The Company wishes to retain Executive as the Vice Chairman of the Board of Directors of the Company (the “Board”) and as a consultant to AIA and to the Company, on the terms and conditions set forth below.

D.           The parties wish to resolve all issues relating to Executive’s resignation from AIA not otherwise set forth in the Termination Agreement and desire a full, amicable and final resolution of any and all claims that either party may have or claim to have against the other, on the terms and subject to the conditions set forth in this Agreement.

E.           The parties agree that all references to “$” set forth in this Agreement shall mean dollars of the United States of America.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which are hereby expressly acknowledged, each of the parties hereto, intending to be legally bound, agrees as follows:

1.           No Admission of Liability. The parties agree that the terms and conditions set forth in this Agreement, and the performance of the acts required by each such party, do not constitute an admission of liability, culpability, negligence or wrongdoing on the part thereof, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing thereby. The parties specifically acknowledge and agree that each party denies any liability for any matter released hereunder.

2.           Post-Retirement Benefits. In addition to the rights, compensation and benefits set forth in the Termination Agreement, Executive shall be entitled to the following rights, compensation and benefits, and no other (collectively, the “Benefits”):

(a) Executive shall continue to serve as Vice Chairman of the Board for the remainder of his existing term and, if mutually agreed by the parties, after the expiration of such term, provided that, following any act of willful malfeasance by Executive that materially and adversely affects AIA or the Company, including without limitation, any act of willful malfeasance by Executive that, in the reasonable judgment of the Board, requires the removal of Executive as a director on the Board pursuant to any applicable law, rule or regulation, the Board may seek to terminate Executive’s membership on the Board by, among other actions, requiring Executive to resign as Vice Chairman prior to the expiration of such current term;

(b) On and after the Resignation Date, Executive shall serve as a consultant to the Company until the Equity Sale Closing Date, as defined below. In that regard, Executive shall provide the Company with a set of mutually agreed upon management, consulting and related services as reasonably requested by the Company at any time and from time to time during the term of this Agreement, and the Company shall pay Executive a consulting fee of $41,666 per month (the “Consulting Fee”), pro rated for any partial month that Executive renders consulting services hereunder, through the Equity Sale Closing Date. The parties acknowledge and agree that the Consulting Fee shall be due and payable to Executive regardless of whether he provides any management, consulting or related services in any period during the term of this Agreement. The Consulting Fee shall be payable to Executive on a monthly basis. Additionally, Executive shall be reimbursed for any consulting related expenses approved by the Company within fifteen (15) days after the end of each month during the term hereof;

(c) The parties acknowledge that, following the date of this Agreement, the Company may seek to raise at least $25 million in equity capital (a “Fund Raising”) through the public or private sale of shares of its common stock, par value $0.0001 per share (the “Common Stock”). If the Company completes such a Fund Raising on or before December 31, 2013, on the consummation thereof (the “Equity Sale Closing Date”), Executive shall have the option to receive either a payment of (i) $3 million in cash or (ii) a combination of (A) $1 million in cash and (B) that number of fully vested shares of Common Stock (the “Issued Shares”) determined by dividing (x) $2 million by (y) the volume weighted average closing price per share of Common Stock, as traded on The Nasdaq Stock Market (the “Nasdaq”) over the thirty (30) trading days immediately prior to the Equity Sale Closing Date. Executive shall notify the Company whether he has elected option (i) or (ii) above within five business days after the Equity Sale Closing Date and, if he fails to do so, will be deemed to have elected option (i). Following the Equity Sale Closing Date, if Executive chooses alternative (c)(ii) above, then Executive will agree that the Issued Shares shall be subject to a lock-up that prohibits the sale of such shares for a period of one (1) year from the date of issuance. Such restriction on the sale of the Issued Shares shall be in addition to any and all other restrictions imposed on such sale by the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder. Notwithstanding the above, if the Equity Sale Closing Date does not occur prior to January 1, 2014, then the Company’s obligation set forth above in this subsection (c) shall terminate and have no further force or effect and, on or prior to January 5, 2014, the Company shall promptly issue to Executive 300,000 fully vested shares of Common Stock (the “2014 Shares”). The Company will use all reasonable efforts to issue the 2014 Shares under the Company’s 2013 Equity Incentive Plan (the “Plan”) so that such shares are registered for resale by Executive with the Securities and Exchange Commission (the “SEC”) as of the date of issuance. If the Company is unable to issue the 2014 Shares under the Plan, then it will file a registration statement with respect to the 2014 Shares, which shall allow for the resale of the 2014 Shares by Executive, with the SEC in accordance with the requirements of the Securities Act, within five (5) business days of the issuance thereof and the Company will diligently pursue the effectiveness of such registration statement. If so issued, Executive agrees that he will not sell more than 5,000 of the 2014 Shares per trading day of the Nasdaq following the registration thereof. In that regard, Executive’s sale of any portion of the 2014 Shares shall be subject in all instances to any and all other restrictions imposed on such sale by the Securities Act and the rules and regulations thereunder. The Company will prepare and file with the SEC the initial notice of issuance of the Issued Shares or the 2014 Shares, as the case may be, to Executive required by Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended, provided that all other forms required to be filed by Executive pursuant to Section 16 shall be the responsibility of Executive unless such forms are routinely prepared and filed by the Company on behalf of the Company’s officers and directors. In connection with the transactions contemplated by this Agreement, Executive has agreed to relinquish his right to options to purchase 400,000 shares of Common Stock of the Company issued to him on or about February 19, 2013 (the “February 2013 Options”). On Executive’s receipt of the compensation payable under this subsection (c), and, in the case of the 2014 Shares, the effectiveness of any registration statement covering the resale thereof, Executive shall expressly relinquish his right to options to purchase the remaining 350,000 shares of Common Stock underlying the February 2013 Options;

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(d) On or before September 20, 2013, Executive shall be granted a non-qualified stock option grant to purchase 25,000 shares of Common Stock (the “Option”) at an exercise price per share equal to the closing price per share of Common Stock on the Nasdaq as of such date of grant. The Option shall have the terms, conditions and restrictions set forth in the form of option agreement attached hereto as Exhibit A.

3.           Non-Competition Agreement. In consideration for the transactions contemplated by this Agreement, including without limitation, the payments to be made to Executive pursuant to Section 2 above, Executive will execute and deliver to the Company a non-competition agreement in the form of Exhibit B hereto (the “Non-Competition Agreement”).

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4.           Release of Claims.

(a) Release by Executive. In consideration for the promises set forth above, including without limitation the Benefits, Executive, for himself and his heirs, successors and assigns, does hereby waive, release, acquit and forever discharge each of AIA and the Company and each of its current, former, and future parent corporations, subsidiaries, affiliates, employee benefit plans and related entities or corporations, and their past and present officers, directors, shareholders, employees, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns, in their capacity as such (each a “Company Released Party”), from any and all claims, actions, charges, complaints, grievances and causes of action (hereinafter collectively referred to as “Executive Claims”), of whatever nature, whether known or unknown, which exist or may exist on Executive’s behalf against each Company Released Party as of the date of this Agreement, including but not limited to any and all Executive Claims arising out of or relating to the Employment Agreement, Executive’s employment by AIA and/or any of its affiliates, or the termination of that employment. Executive understands and agree that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue any and all remedies available to him under any employment-related cause of action, including without limitation, any and all claims under any employment agreement or arrangement that he has with AIA or the Company, claims under the February 2013 Options (subject to the terms of Section 2(c) above), tort claims, contract claims, fiduciary duty claims, wage claims, bonus claims, commission claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, California Labor Code claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, quantum meruit claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering employment, conditions of employment (including wage and hour laws) and/or discrimination in employment, including but not limited to, all as amended, the United States Constitution, the Constitution of the State of California, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act of 1990, the employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, and the California Fair Employment and Housing Act, including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, family care leave, marital status, sex, sexual orientation, age and any harassment or retaliation. Notwithstanding the foregoing, Executive is not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights which cannot be waived as a matter of law; (b) any of his rights under the Termination Agreement; (c) any claim arising from the breach of this Agreement; (d) any rights with respect to the February 2013 Options if the Company fails to perform its obligations under Section 2(c) of this Agreement; and (e) any rights to indemnification under any applicable instrument, policy or agreement of the Company, AIA or their affiliates. Executive hereby represents and warrants that, other than the Excluded Claims, Executive is not aware of any claims Executive has or might have against any Company Released Party.

(b)          Release by the Company. For and in consideration of the obligations of Executive set forth in this Agreement, for the release of claims by Executive and for other good and valuable consideration, the Company, on its own behalf and on behalf of its predecessors, successors, assigns, subsidiaries (including without limitation, AIA), members, managers, officers, employees, representatives, attorneys, insurers and agents, hereby covenant not to sue, and hereby release and discharge Executive, his heirs, executors, administrators, successors, assigns, dependents, descendants, attorneys, insurers, and agents (each an “Executive Released Party”), from any and all claims, actions, charges, complaints, grievances and causes of action (collectively, the “Company Claims”) that any Company Released Party has or may in the future have against any Executive Released Party, or which might or could have been, might be or could be (in the past, now or hereafter) asserted with respect to any Executive Released Party and any and all dealings and disputes between the parties, including but not limited to any and all Company Claims arising out of or relating to Executive’s employment with the Company, AIA or their affiliates or the termination of that employment. Notwithstanding the foregoing, this release does not waive or release any rights of any Company Released Party to enforce the terms of this Agreement or the Non-Compete Agreement, as defined below, or to any and all rights or remedies available to any Company Released Party at law or in equity as a consequence of the breach hereof or thereof.

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5.            Waiver Of Unknown Claims. Each party acknowledges that he or it may hereafter discover claims or facts in addition to or different from those that he or it now knows or believes to exist with respect to the subject matter of the releases contained in this Agreement and which, if known or suspected at the time of executing this Agreement, might have materially affected his or its release or its decision to enter into this Agreement. Nevertheless, each party waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. In particular, and without limiting the foregoing, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code which reads as follows::

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.”

The parties hereby expressly waive and relinquish all rights and benefits under that provision of California law and any law of any jurisdiction of similar effect with respect to their release of any claims hereunder. In that regard, the parties agree that the releases set forth in this section shall be and remain in effect in all respects as complete general releases as to the matters released.

6.            Acknowledgement of Waiver of Claims Under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the ADEA and that this Agreement is knowing and voluntary. Executive acknowledges that the consideration given for this Agreement and the general release set forth herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that:

(a)          Executive should consult with an attorney prior to executing this Agreement;

(b)          Executive has up to twenty-one (21) days within which to consider this Agreement and seven (7) days following his execution of this Agreement to revoke it as set forth in Section 17;

(c)          This Agreement shall not be effective until the revocation period has expired; and

(d)          Nothing in this Agreement precludes him from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

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7.            Ownership of Claims. Each of the Company and Executive represents and warrants that it or he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. Each of the Company and Executive further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands that the Company may have against Executive or that Executive may have against the Company, as the case may be.

8.           Return of Company Property. In accordance with the Termination Agreement, Executive and the Company acknowledge that Executive has returned any and all Company property in his possession, custody or control, except for items agreed between Executive and the Company and materials Executive will need in connection with his duties as Vice Chairman of the Board. The Company and Executive acknowledge and consent to Executive having transferred his Company cellular phone number to a personal number and to Executive having retained his iPhone, computer and peripherals as well as his Company car. The parties acknowledge that Executive has complied with all necessary measures in transitioning use of email address and handling of corporate information, as required by the Company’s employment policies.

9.            Non-Disparagement. The parties agree that they will not in any way, either directly or indirectly, disparage each other or any other Released Party (or any of their respective employees, officers, directors, or agents), including, without limitation, by conduct or communication; provided that parties may respond accurately and fully to any question, inquiry or request for information when required by legal process. The parties agree to refer to Executive’s resignation from the Company as a resignation in any communication with any other person or entity.

10.          Confidentiality. Executive understands and agrees that this Agreement and the matters discussed in negotiating its terms are entirely confidential. It is therefore expressly understood and agreed by Executive that he will not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person, organization or other entity, except to his immediate family members and professional representatives, all of whom shall be informed of and agree to be bound by this confidentiality clause (unless already bound by an equivalent obligation of confidentiality) before any such disclosure or except as required by law or legal process or as necessary to enforce his rights hereunder.

11.          Termination of Agreements. Except with respect to the Termination Agreement, the Option and the Non-Competition Agreement, this Agreement constitutes a single, integrated, written contract, expressing the entire agreement between the parties and supersedes and replaces all other previous agreements between Executive and the Company and/or AIA, whether express or implied, oral or written (collectively, “Prior Agreements”). Except with respect to the foregoing, all Prior Agreements are terminated and no party to them has any continuing rights or obligations under any such agreement.

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12.          Cooperation in Litigation. Executive agrees that he will (i) provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits, arbitrations, and other proceedings or claims involving the Company, AIA or any of their affiliates with respect to matters that Executive was previously involved with or has knowledge of (“Company Litigation”); (ii) make himself available to the Company on reasonable notice and without the need for issuance of any subpoena or similar process to testify in any Company Litigation; (iii) refrain from providing any information related to any Company Litigation or potential Company Litigation to any non-Company representative until he shall (A) have first obtained written consent of the Company or (B) be required to provide such information pursuant to legal process; and (iv) if required by legal process to provide sworn testimony in any Company Litigation, consult with and permit Company-designated legal counsel to be present for such testimony, the costs of such designated counsel to be solely the responsibility of the Company. The Company will promptly reimburse Executive for all reasonable costs he incurs in connection with his obligations under this Section 12. The parties hereto agree that the provisions of this paragraph are not applicable to any proceeding involving any alleged breach of this Agreement.

13.          Voluntary Execution. Executive hereby acknowledges that he has read and understands this Agreement and that he signs this Agreement voluntarily and without coercion. Executive further acknowledges that he has been advised by the Company to obtain independent legal advice regarding the matters contained in this Agreement. Executive further acknowledges that the waivers he has made in this Agreement are knowing, conscious and voluntary and are made with full appreciation that he is forever foreclosed from pursuing any of the rights waived.

14.          Severability. Each of the Company and Executive agrees that if any provision of the release given by it or him under this Agreement is found to be unenforceable or illegal, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

15.          Successors And Assigns. It is expressly understood and agreed by the parties that this Agreement and all of its terms shall be binding upon the parties’ respective representatives, heirs, executors, administrators, successors and assigns, and shall inure to the benefit of each of the Company’s current, former, and future corporate parents, subsidiaries, related entities, affiliates, employee benefit plans, and related entities or corporations and their past and present officers, directors, shareholders, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns and to Executive’s heirs, administrators, successors and assigns, as the case may be.

16.          Retention of Rights. Notwithstanding anything contained herein to the contrary in this Agreement, if Executive has not received the payments and other compensatory rights set forth in Section 2 above in their entirety, then Executive’s resignation shall be deemed a termination of his employment without cause by AIA, and he shall be entitled to all rights and benefits otherwise available to him under any agreement or as a matter of law, as may be determined as if the Termination Agreement had not been executed and delivered, provided that such rights and benefits shall be net of any amounts actually paid to Executive hereunder.

17.          Time Periods. Executive acknowledges that he has been given twenty-one (21) days to consider this Agreement. If Executive elects to sign this Agreement before that time period expires, Executive will do so knowingly and voluntarily. Executive understands that he has up to seven (7) days after executing and delivering this Agreement to rescind this agreement by notifying Michael Pigott at the Company, by facsimile: (818) 706-9431, of this fact in writing within the seven (7) day period. The effective date of this Agreement will be at the end of the seven (7) day period if no revocation has been received.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement and Mutual General Release on the date first written above.

EXECUTIVE

Louis Bélanger-Martin

By:	/s/ Louis Bélanger-Martin

COMPANY

Global Eagle Entertainment Inc.

By:	/s/ John La Valle
John La Valle, Chief Executive Officer

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